EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION REPORTS INCREASED
THIRD QUARTER 2004 RESULTS

Ann Arbor, Michigan – October 29, 2004

     Kaydon Corporation (NYSE:KDN) today announced its financial results for the third quarter ended October 2, 2004. Sales were up 22.6 percent, order entry increased 19.9 percent, and net income rose 32.9 percent from the third quarter 2003. Earnings per share were $.34 versus $.26 in the comparable period last year.

Third Quarter 2004 Highlights

•	Sales increased 22.6 percent and operating income increased 26.3 percent due to strengthened demand.

•	Net income increased 32.9 percent.

•	Earnings Per Share increased 30.8 percent to $.34, versus $.26 in the third quarter 2003.

•	Order entry increased 19.9 percent to $81.9 million.

•	Gross margin improved 280 basis points to 38.9 percent and operating margin equaled 19.4 percent.

•	Backlog increased 12.1 percent to $106.1 million.

•	Cash and cash equivalents equaled $269.3 million at the end of the third quarter.

•	EBITDA, a non-GAAP measure, increased 23.9 percent to $19.8 million.

•	EBITDA for the quarter was 23.8 percent of sales and covered interest expense by more than 8.2 times.

     Net income for the third quarter 2004 was $9.5 million or $.34 per common share on a diluted basis, based on 27.9 million common shares outstanding. For the third quarter 2003 Kaydon reported net income of $7.2 million or $.26 per common share on a diluted basis, based on 27.8 million common shares outstanding. Sales during the third quarter of 2004 were $83.3 million, an increase of 22.6 percent as compared to $68.0 million in

2003’s third quarter. Increased demand for many of the Company’s products, including specialty bearings, split roller bearings, linear deceleration products, and slip-ring products, resulted in the increased sales. Operating income equaled $16.2 million in the third quarter of 2004, an increase of 26.3 percent as compared to $12.8 million in the third quarter of 2003. Both third quarter 2004 sales and operating income were modestly affected by favorable exchange rates, primarily related to the continuing strength of the Euro.

     Increased sales and favorable product mix resulted in gross profit of $32.4 million or 38.9 percent of sales during the third quarter of 2004 as compared to $24.6 million or 36.1 percent of sales during the third quarter of 2003.

     Selling, general, and administrative expenses equaled $16.2 million or 19.5 percent of sales during the third quarter of 2004 as compared to $11.7 million or 17.2 percent of sales during the third quarter of 2003. Third quarter 2004 selling, general, and administrative expenses include $1.0 million of costs associated with Sarbanes-Oxley compliance, and $0.8 million of due diligence expenses related to acquisition initiatives.

     Reflecting continued strength in the manufacturing economy, the Company experienced another quarter of strong order booking. Orders booked during the third quarter of 2004 equaled $81.9 million versus $68.3 million during the third quarter of 2003, resulting in a backlog of $106.1 million at the end of the third quarter 2004.

     Cash flow from operations during the third quarter 2004 equaled $11.0 million, compared to third quarter 2003 cash flow from operations of $19.6 million, as higher net income was more than offset by increases in working capital items associated with higher sales levels, and $4.2 million of contributions to pension plans. Also, during the third quarter 2004, the Company completed a product line acquisition for $4.0 million, paid common stock dividends of $3.4 million and invested $2.1 million in net capital expenditures. Depreciation and amortization during the third quarter 2004 equaled $3.6 million, compared to $3.1 million during the third quarter of 2003.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $19.8 million during the third quarter 2004 as compared to $16.0 million during the third quarter 2003, an increase of 23.9 percent. EBITDA equaled $59.8 million during the first three quarters of 2004 as compared to $47.4 million during the first three quarters of 2003. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

     The Company’s cash and cash equivalents equaled $269.3 million at October 2, 2004.

Segment Discussion

     During the third quarter of 2004, sales of the Friction and Motion Control Products segment increased $8.8 million or 27.5 percent, to $40.8 million, when compared with third quarter 2003. Operating income increased $2.6 million or 33.7 percent, to $10.2 million. This segment was positively affected by increased demand for specialty bearings utilized in specialty electronics, machinery, and heavy equipment markets.

     Aided by increased product demand from a variety of industrial markets, as well a modest impact from favorable foreign exchange rates, third quarter 2004 sales of the Velocity Control Products segment increased $2.1 million or 20.0 percent, to $12.6 million, when compared with third quarter 2003, while operating income increased $1.0 million or 46.5 percent, to $3.2 million. Third quarter 2004 sales of the Sealing Products segment increased $0.1 million, to $8.7 million, when compared with third quarter 2003, but because of improved operating efficiencies, the revaluation of inventory standards, and certain reserve adjustments, operating income increased $1.6 million, to $2.6 million. Segment operating income before the inventory revaluation and reserve adjustments equaled $1.4 million.

     During the third quarter of 2004, sales of the Power and Data Transmission Products segment increased $2.1 million or 25.8 percent, to $10.3 million, when compared with third quarter 2003. This segment was positively affected by increased demand for specialty slip-ring products used in the offshore oil and gas production markets and in certain security equipment markets. This segment recorded an operating income of $1.3 million during the third quarter of 2004 as compared to operating income of $0.5 million during the third quarter of 2003.

     Sales of the Company’s remaining businesses equaled $10.8 million during the third quarter of 2004, an increase from third quarter 2003 of $2.3 million or 26.3 percent, due primarily to higher prices on sales of metal alloys caused by the pass through of higher raw material prices. As a result of sales mix and higher raw material costs, these businesses generated an operating income of $0.2 million in the third quarter of 2004 compared to operating income of $0.5 million during the third quarter 2003.

     Information regarding the Company’s reportable segments for the third quarters of 2004 and 2003 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

     Sales during the first three quarters of 2004 increased 16.8 percent, to $251.0 million, compared with the first three quarters of 2003, while operating income increased 33.4 percent during the same period, reflecting the Company’s strong operating leverage. Affected by the additional interest expense associated with the issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023 in May of 2003, net income and earnings per common share on a diluted basis for the first three quarters of 2004 were up 25.7 percent and 29.8 percent, respectively, compared with the first three quarters of 2003.

     Brian P. Campbell, President and Chief Executive Officer commented, “The fundamentals of our business are strong. Our strong order intake during the first three quarters of this year and the resultant increased current backlog level, trends which are continuing into the fourth quarter, are strong indicators of the positive momentum from the continued strengthening of the manufacturing economy. Our recent performance reflects not only improved economic conditions, but also the success of our efforts to drive growth through new product development, our continued success in providing performance critical products to meet demanding customer needs, and our operational excellence initiatives including Six Sigma, lean manufacturing and enhanced information technologies.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a third quarter 2004 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-500-0311 and providing the following passcode number: 298458. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwzcxsnvwzzd or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “3Q 2004 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, November 5, 2004 at 5:30 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 877214.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 2,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and cash equivalents	$269,348,000	$255,756,000
Accounts receivable, net	49,270,000	45,423,000
Inventories, net	52,655,000	44,840,000
Other current assets	11,846,000	14,231,000

Total current assets	383,119,000	360,250,000
Plant and equipment, net	83,065,000	84,707,000
Goodwill, net	111,721,000	112,183,000
Other intangible assets, net	9,446,000	8,903,000
Other assets	23,107,000	24,331,000

Total assets	$610,458,000	$590,374,000

Liabilities and Shareholders’ Equity:
Accounts payable	$14,086,000	$13,488,000
Accrued expenses	31,939,000	28,834,000

Total current liabilities	46,025,000	42,322,000
Long-term debt	200,082,000	200,128,000
Long-term liabilities	65,565,000	67,405,000

Total long-term liabilities	265,647,000	267,533,000
Shareholders’ equity	298,786,000	280,519,000

Total liabilities and shareholders’ equity	$610,458,000	$590,374,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Third Quarter Ended		First Three Quarters Ended
	(unaudited)		(unaudited)
	October 2,	September 27,	October 2,	September 27,
	2004	2003	2004	2003
Net sales	$83,337,000	$67,995,000	$251,046,000	$214,953,000
Cost of sales	50,917,000	43,441,000	154,014,000	139,459,000

Gross profit	32,420,000	24,554,000	97,032,000	75,494,000
Selling, general, and administrative expenses	16,213,000	11,721,000	48,153,000	38,853,000

Operating income	16,207,000	12,833,000	48,879,000	36,641,000
Interest income	1,040,000	648,000	2,608,000	1,763,000
Interest expense	(2,397,000)	(2,477,000)	(7,190,000)	(3,693,000)

Income before income taxes	14,850,000	11,004,000	44,297,000	34,711,000
Provision for income taxes	5,346,000	3,852,000	15,947,000	12,149,000

Net income	$9,504,000	$7,152,000	$28,350,000	$22,562,000

Weighted average common shares outstanding
Basic	27,862,000	27,764,000	27,881,000	28,846,000
Diluted	27,920,000	27,790,000	27,934,000	28,863,000
Earnings per share
Basic	$0.34	$0.26	$1.02	$0.78
Diluted	$0.34	$0.26	$1.01	$0.78
Dividends per share	$0.12	$0.12	$0.36	$0.36

Kaydon Corporation
Reconciliation of Non-GAAP Measures

	Third Quarter Ended		First Three Quarters Ended
	October 2,	September 27,	October 2,	September 27,
	2004	2003	2004	2003
Net income (GAAP)	$9,504,000	$7,152,000	$28,350,000	$22,562,000
Net interest (income) expense	1,357,000	1,829,000	4,582,000	1,930,000
Income tax expense	5,346,000	3,852,000	15,947,000	12,149,000
Depreciation and amortization	3,586,000	3,142,000	10,934,000	10,715,000

Earnings before interest, taxes, depreciation and amortizaton- EBITDA (non-GAAP)	$19,793,000	$15,975,000	$59,813,000	$47,356,000

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.